Exhibit 99.10

AMENDMENT TO SALARY CONTINUATION AGREEMENT

This agreement (the “Amendment”), dated as of February            , 2006 amends the Salary Continuation Agreement between Douglas A. Nordell (“Executive”) and Roseville 1st National Bank (“Roseville”) dated January 1, 1998, which agreement was amended and assumed by Lake Community Bank (the “Bank”) in 1999 upon the merger of Roseville and the Bank (collectively, the “SERP”).

RECITALS

A.                                    Executive currently serves as an executive of the Bank.

B.                                    Executive and the Bank are parties to the SERP pursuant to which Executive would become entitled to an early benefit upon a “Change of Control.”

C.                                    The Bank is currently negotiating a definitive agreement (the “Merger Agreement”) with Umpqua Holdings Corporation (“Umpqua”), pursuant to which the Bank would merge into Umpqua or its subsidiary.  Upon the consummation of the Merger Agreement (the “Merger”), a “Change of Control” would occur.

D.                                    Umpqua has expressed an unwillingness to enter into the Merger Agreement, unless the benefits payable under the SERP are confirmed as provided herein.

E.                                      Executive desires to realize as much of the stream of payments as possible under the SERP, as clarified by this Amendment, which would result from the Merger.

F.                                      Executive has or will enter into an Amended and Restated Severance Agreement, dated as of the date hereof, (the “Restated Severance Agreement”) with Western Sierra Bancorp (“Bancorp”), the Bank’s holding company. Executive acknowledges that this Amendment and the Restated Severance Agreement, provide Executive with his desired form and timing of payments following termination of employment.

AMENDMENT

1.                                      Effective Date.  This Amendment shall be effective as of the consummation of the Merger (the “Effective Date”).

2.                                      Amendments to Section 2.4.  Section 2.4 (including Sections 2.4.1, 2.4.2, and 2.4.3) shall be amended in their entirety as follows and a new Section 2.4.4 is added as set forth below:

“2.4                           Change of Control Benefit.  If a Change of Control occurs, the Company shall pay the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

“2.4.1                  Payment of Benefit.  Subject to Section 2.4.4, the Company shall pay the benefit in 180 equal monthly installments of $6,250 each, payable on the first day of each month commencing with the month following the date of Executive’s termination of employment (the “SERP Benefit”). The amount of this benefit shall be reduced in certain circumstances, as specified in Section 2.4.3 below.

“2.4.2                  Release of Claims.  As a condition to receipt of the benefit, Executive must execute and deliver to Employer a Release of Claims Agreement (“Release Agreement”), substantially in the form set forth in Exhibit A to the Restated Severance Agreement and not revoke the Release Agreement.

“2.4.3              Liquidated Damages. Payment of the benefit shall be subject to the following:

The parties agree that the damages suffered by Bancorp as a result of a breach by Executive of any of the covenants set forth in Section 9 hereof (and in Section 8 of the Restated Severance Agreement) or set forth in the Release Agreement, would be extremely difficult to fix.  As the alternative, the parties agree that an appropriate damage calculation would be the forfeiture of any unpaid severance benefits under the Restated Severance Agreement and a reduction of the amount of any monthly installments under Section 2.4.1 hereof to $673.19 per month for the duration of the Restricted Period (as defined in Section 9). Following the Restricted Period, the benefit amount would again increase to $6,250 per month.  The liquidated damages under this Section shall be in addition to any injunctive relief.”

Initial to Accept:

2.4.4                        409A.

(A)                              It is the intention of Bancorp and Executive that the SERP Benefit (i) be paid in accordance with the terms of Section 2.4.1 to the greatest extent possible, and (ii) either be exempt from, or otherwise comply with, Section 409A of the Code.

(B)                                To the extent the SERP Benefit is subject to Section 409A of the Code and Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the SERP Benefit shall be delayed for six (6) months following Executive’s termination of employment and the first installment payment made in the seventh month following termination of employment shall equal the aggregate installment payments Executive would have received during the first six months of the installment payment period (the “Aggregate Payments”), plus the payment Executive is otherwise entitled to receive for the seventh month of the installment payment period, provided payment of the Aggregate Payments in the seventh month does not subject Executive to additional tax under Section 409A of the Code.

(C)                                To the extent the SERP Benefit is subject to Section 409A of the Code, and Bancorp or Executive reasonably believe, at any time, that such SERP Benefit does not comply with Section 409A, it will promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of the SERP such that it so complies (with the most limited possible economic effect on Bancorp and Executive and with the intent to preserve payment of a meaningful portion of the SERP Benefit over the period of installment payments).”

3.                                      Additional Section 9 - Covenants.  The following Section 9 shall be added to the SERP:

“9.  Covenants.

Executive shall comply with the following covenants during employment and following termination of employment.  Employer may enforce these covenants by seeking injunctive relief and/or imposing the liquidated damages as set forth in Section 2.4.3. For purposes of this Section 9, “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages, suggests, induces or requests any person to take or refrain from taking any action.

“9.1                           Covenant Not to Solicit Employees of Employer.  During Executive’s employment with Employer and for a twenty-four (24) month period after Executive’s employment is terminated by Employer or Executive for any reason (the “Restricted Period”), Executive shall not, in any manner, directly or indirectly (without the prior written consent of Employer): (i) solicit anyone who is then an employee of Employer (or who was an employee of Employer within the prior twelve (12) months) to resign from Employer or to apply for or accept employment with any other business or enterprise, provided, however that this clause shall not apply to any employee of Employer who has been terminated by Employer or its successors or assigns within twelve (12) months following the Effective Time, or (ii) assist in any manner, including the sharing of names or other business or personal information, another individual or entity who engages or seeks to engage in the financial services offered by Employer, within a 30 mile radius of any office of Employer.

“9.2                           Covenant Not to Solicit Customers of Employer.  During the Restricted Period, Executive shall not solicit or assist any other person or firm to solicit any person who, during the 12-month period preceding Executive’s termination of employment, is or was engaged in a business relationship with

Employer, to terminate the person’s business relationship with Employer or to engage in a business relationship with a business that solicits deposits, offers loans, or offers retail brokerage services.

“9.3                           Nondisclosure. The parties acknowledge that in the course of Executive’s duties, Executive has had access to and become familiar with certain proprietary and confidential information of Employer not known by its actual or potential competitors.  Executive acknowledges that such information constitutes valuable, special, and unique assets of Employer’s business, even though such information may not be of a technical nature and may not be protected under trade secret or related laws.  Executive agrees to hold in a fiduciary capacity and not use for Executive’s benefit, nor reveal, communicate, or divulge during the period of Executive’s employment or at any time thereafter, and in any manner whatsoever, any such data and confidential information of any kind, nature, or description concerning any matters affecting or relating to Employer’s business, its customers, or its services, including information developed by Executive, alone or with others, or entrusted to Employer by its customers or others, to any person, firm, entity, or company other than Employer or persons, firms, entities, or companies designated by Employer.  Executive agrees that all memoranda, notes, records, papers, customer files, and other documents, and all copies thereof relating to Employer’s operations or business, or matters related to any of Employer’s customers, some of which may be prepared by Executive, and all objects associated therewith in any way obtained by Executive, shall be Employer’s property (“Employer Property”).

“9.4                           Return of Property. Executive shall deliver or return to Employer upon termination of employment or as soon thereafter as possible all information, whether in written, digital or electronic form, and any other similar items furnished by Employer or prepared by Executive in connection with his service to Employer. Executive will retain no copies thereof after termination of employment.

“9.5                           Intellectual Property. Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights (each, an “Invention”) developed by Executive during the term of his employment Employer are owned by Employer; provided, however, that the provisions of this Section 9.5 do not apply to Inventions for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on Executive’s own time, unless (a) the Invention relates to the business of Employer or (b) the Invention results from any work performed by Executive for Employer. Executive hereby assigns to Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all Inventions to which this Section 9.5 applies, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

“9.6                           No Disparagement.  Executive shall not disparage Employer or Employer’s personnel, business or products, and shall not encourage any third parties to sue Employer.  Employer shall not disparage Executive and shall not encourage third parties to sue Executive.

“9.7                           Cooperation Regarding Other Claims.  If any claim is asserted by or against Employer as to which Executive has relevant knowledge, Executive will reasonably cooperate with us in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by Employer.

4.                                      Continuing Agreement.  Except as set forth in Section 2 and 3 above, all other provisions of the SERP remain in full force and effect.

5.                                      Superseding Agreement.

For clarity, the Executive and the Bank agree that the SERP, as amended herein, is the sole effective salary continuation agreement between the Executive and the Bank or between the Executive and Western Sierra Bancorp, having superseded all prior such agreements.

“BANK”	“EXECUTIVE”

By:
Douglas A. Nordell
Name:

Its: